UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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COLONY BANKCORP, INC.
(Name of Registrant as Specified in Its Charter)
__________________________________________________________
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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COLONY BANKCORP, INC.
Post Office Box 989
115 South Grant Street
Fitzgerald, Georgia 31750

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD
May 26, 2009

This proxy statement is furnished to the shareholders of Colony Bankcorp, Inc. in connection with the solicitation of proxies by its Board of Directors to be voted at the 2009 Annual Meeting of Shareholders and at any adjournments thereof (the "Annual Meeting"). The Annual Meeting will be held on Tuesday, May 26, 2009, at Colony Bankcorp, Inc. Corporate Offices at 115 South Grant Street, Fitzgerald, Georgia, at 2:00 p.m. local time.

The approximate date on which this proxy statement and the accompanying proxy card are first being sent or given to shareholders is April 24, 2009.

As used in this proxy statement, the terms Colony Bankcorp, Company, Colony, we, our and us all refer to Colony Bankcorp, Inc. and its subsidiaries.

Notice Regarding The Internet Availability Of Proxy Materials

We have posted materials related to the 2009 annual meeting on the Internet. The following  materials are available on the Internet at http://materials.proxyvote.com/19623P :

•	This proxy statement for the 2009 annual meeting,
•	Colony’s 2009 annual report to shareholders, and
•	Colony’s annual report on Form 10-K filed with the Securities and Exchange Commission

VOTING

General

The securities which can be voted at the Annual Meeting consist of Colony Bankcorp's $1.00 par value common stock ("Colony Bankcorp stock"), with each share entitling its owner to one vote on each matter submitted to the shareholders. The record date for determining the holders of Colony Bankcorp stock who are entitled to notice of and to vote at the Annual Meeting is April 15, 2009. On the record date, 7,231,163 shares of Colony Bankcorp stock were outstanding and eligible to be voted.

Quorum and Vote Required

The presence, in person or by proxy, of a majority of the outstanding shares of Colony Bankcorp stock is necessary to constitute a quorum at the Annual Meeting. In determining whether a quorum exists at the Annual Meeting for purposes of all matters to be voted on, all votes "for" or "against" as well as all abstentions (including votes to withhold authority to vote) will be counted.

In voting for the proposal to elect eleven directors (Proposal No. 1), you may vote in favor of all nominees or withhold your votes as to all or as to specific nominees. The vote required to approve Proposal No. 1 is governed by Georgia law and is a plurality of the votes cast by the holders of shares entitled to vote, provided a quorum is present. Any other matter which may be submitted to shareholders at the meeting will be determined by a majority of the votes cast at the meeting. Votes withheld and broker non-votes will not be counted and will have no effect.

In voting on the proposal to approve the advisory (non-binding) vote on executive compensation (Proposal No. 2), you may vote for or against the proposal or abstain. The proposal will be deemed approved if a majority of the votes cast at the meeting are voted for Proposal No.2. The vote is advisory, and will not be binding upon the directors.

Our directors and executive officers hold 1,023,696 shares of Colony Bankcorp stock, or approximately 14.16% of all outstanding stock, and we believe that all of those shares will be voted in favor of the proposal.

Proxies

All properly executed proxy cards delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. In voting by proxy with regard to the election of directors, you may vote in favor of all nominees, withhold your votes as to all nominees or withhold your votes as to specific nominees. You should specify your choices on the proxy card. If no specific instructions are given with regard to the matters to be voted upon, the shares represented by a signed proxy card will be voted "for" the proposals listed on the proxy card. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.

All proxy cards delivered pursuant to this solicitation are revocable at any time before they are voted by giving written notice to our Secretary, Terry L. Hester, at 115 South Grant Street, Fitzgerald, Georgia 31750, by delivering a later dated proxy card, or by voting in person at the Annual Meeting.

All expenses incurred in connection with the solicitation of proxies will be paid by us. Solicitation may take place by mail, telephone, telegram, or personal contact by our directors, officers, and regular employees of the Company without additional compensation. The Annual Report of the Company for the year 2008, which includes the Audited Consolidated Financial Statements and accompanying Notes and Managements’ Discussion and Analysis of Financial Condition and Results of Operations, accompanies this proxy statement.

BUSINESS OF THE COMPANY

Colony Bankcorp, Inc. (the “Company”) is a Georgia business corporation which was incorporated on November 8, 1982. The Company was organized for the purpose of operating as a bank-holding company under the Federal Bank-Holding Company Act of 1956, as amended, and the bank-holding company laws of Georgia. On July 22, 1983, the Company, after obtaining the requisite regulatory approvals, acquired 100 percent of the issued and outstanding common stock of Colony Bank (formerly The Bank of Fitzgerald and Colony Bank of Fitzgerald), Fitzgerald, Georgia, through the merger of the Bank with a subsidiary of the Company which was created for the purpose of organizing the Bank into a one-bank holding company. Since that time, Colony Bank has operated as a wholly-owned subsidiary of the Company. The Company effected a merger of its subsidiary banks on August 1, 2008 in to one surviving subsidiary bank, Colony Bank, while at the same time changing the name of the subsidiary bank, Colony Bank of Fitzgerald, to Colony Bank.

On April 30, 1984, the Company acquired 100 percent of the issued and outstanding common stock of Colony Bank Wilcox (formerly Pitts Banking Company and Community Bank of Wilcox), Pitts, Wilcox County, Georgia in an all stock transaction. Since the date of acquisition, the Bank operated as a wholly-owned subsidiary of the Company until Colony Bank Wilcox was merged into Colony Bank effective August 1, 2008.

On November 1, 1984, the Company acquired 100 percent of the issued and outstanding common stock of Colony Bank Ashburn (formerly Ashburn Bank), Ashburn, Turner County, Georgia for a combination of cash and interest-bearing promissory notes. Since the date of acquisition, the Bank operated as a wholly-owned subsidiary of the Company until Colony Bank Ashburn was merged into Colony Bank effective August 1, 2008.

On September 30, 1985, the Company acquired 100 percent of the issued and outstanding common stock of Colony Bank of Dodge County (formerly The Bank of Dodge County), Eastman, Dodge County, Georgia in an all stock transaction. Since the date of acquisition, the Bank operated as a wholly-owned subsidiary of the Company until Colony Bank of Dodge County was merged into Colony Bank effective August 1, 2008.

On July 31, 1991, the Company acquired 100 percent of the issued and outstanding common stock of Colony Bank Worth (formerly Worth Federal Savings and Loan Association and Bank of Worth), Sylvester, Worth County, Georgia in a cash and stock transaction. Since the date of acquisition, the Bank operated as a wholly-owned subsidiary of the Company until Colony Bank Worth was merged into Colony Bank effective August 1, 2008.

On November 8, 1996, the Company organized Colony Management Services, Inc. to provide support services to each subsidiary. Services include loan and compliance review, internal auditing and data processing. Colony Management Services, Inc. operated as a wholly-owned subsidiary of the Company until Colony Management Services, Inc. was merged into Colony Bank effective August 1, 2008.

On November 30, 1996, the Company acquired 100 percent of Colony Bank Southeast (formerly Broxton State Bank), Broxton, Coffee County, Georgia in an all stock transaction. Since the date of acquisition, the Bank operated as a wholly-owned subsidiary of the Company until Colony Bank Southeast was merged into Colony Bank effective August 1, 2008.

On March 2, 2000, Colony Bank Ashburn purchased the capital stock of Colony Mortgage Corp (formerly Georgia First Mortgage Company) in a business combination accounted for as a purchase. Colony Mortgage Corp is primarily engaged in residential real estate mortgage lending in the state of Georgia. Colony Mortgage Corp operates as a subsidiary of Colony Bank effective with the August 1, 2008 merger.

On March 29, 2002, the Company acquired 100 percent of Colony Bank Quitman, FSB (formerly Quitman Federal Savings Bank), Quitman, Brooks County, Georgia in a cash and stock transaction. Since the date of acquisition, the Bank operated as a wholly-owned subsidiary of the Company until Colony Bank Quitman, FSB was merged into Colony Bank effective August 1, 2008.

On March 19, 2004, Colony Bank Ashburn purchased Flag Bank -Thomaston Office in a business combination accounted for as a purchase. Since the date of acquisition, the Thomaston office operated as a branch office of Colony Bank Ashburn until August 1, 2008 when it became a branch office of Colony Bank.

On June 17, 2004, Colony formed Colony Bankcorp Statutory Trust III for the purpose of establishing a special purpose entity to issue trust preferred securities.

On April 13, 2006, Colony formed Colony Bankcorp Capital Trust I for the purpose of establishing a special purpose entity to issue trust preferred securities.

On March 12, 2007, Colony formed Colony Bankcorp Capital Trust II for the purpose of establishing a special purpose entity to issue trust preferred securities. Proceeds from this Trust were used to pay off trust preferred securities issued on March 26, 2002 through Colony Bankcorp Statutory Trust I.

On September 14, 2007, Colony formed Colony Bankcorp Capital Trust III for the purpose of establishing a special purpose entity to issue trust preferred securities. Proceeds from this Trust were used to pay off trust preferred securities issued on December 19, 2002 through Colony Bankcorp Statutory Trust II.

Colony Bankcorp, Inc. is a bank holding company headquartered in Fitzgerald, Georgia that consists of one operating subsidiary, Colony Bank. The Company conducts a general full service commercial, consumer and mortgage borrowing business through thirty offices located in the middle and south Georgia cities of Albany, Ashburn, Broxton, Centerville, Chester, Columbus, Cordele, Douglas, Eastman, Fitzgerald, Leesburg, Moultrie, Pitts, Quitman, Rochelle, Savannah, Soperton, Sylvester, Thomaston, Tifton, Valdosta and Warner Robins.

Because Colony Bankcorp, Inc. is a bank-holding company, its principal operations are conducted through its subsidiary bank. It has 100% ownership of its subsidiary and maintains systems of financial, operational and administrative controls that permit centralized evaluation of the operations of the subsidiary bank in selected functional areas including operations, accounting, marketing, investment management, purchasing, human resources, computer services, auditing, compliance and credit review.

Responsibility for management of the bank remains with its respective Board of Directors and officers. Services rendered by the Company are intended to assist bank management and to expand the scope of available banking services.

Colony Bankcorp, Inc. common stock is quoted on the NASDAQ National Market under the symbol “CBAN”.

EMPLOYEES

As of December 31, 2008, Colony Bankcorp, Inc. and its subsidiaries employed 295 fulltime employees and 28 part-time employees.

Proposal No. 1
Election of Directors

Our Board of Directors consists of eleven members, nine of whom are non-employee directors. The Company's bylaws provide that the Board of Directors shall consist of not less than three nor more than twenty-five persons, with the exact number to be fixed and determined from time to time by resolution of the Board of Directors, or by resolution of the shareholders at any annual or special meeting of share-holders.

The Board of Directors has voted that the Board consist of eleven members for the Company's ensuing fiscal year.

The Nomination Committee, consisting of independent directors Terry Coleman, Morris Downing and Jerry Harrell, recommended to the full Board a slate of directors for consideration in the shareholders proxy for the Annual Meeting. The Board of Directors, based on the Nomination Committee recommendations, has nominated the following persons for submission to the shareholders for election for a one- year term expiring at the 2010 annual meeting:

Terry L. Coleman	Charles E. Myler
L. Morris Downing, Jr.	W. B. Roberts, Jr.
Edward J. Harrell	Al D. Ross
Terry L. Hester	Jonathan W.R. Ross
Mark H. Massee	B. Gene Waldron
James D. Minix

Each of the nominees is currently a director.

The Board of Directors recommends that you vote "FOR" the proposal to elect the eleven nominees names above.

Each of the nominees has consented to serve if elected. If any nominee should be unavailable to serve for any reason, the Board may designate a substitute nominee (in which event the persons named as proxies will vote the shares represented by all valid proxy cards for the election of such substitute nominee), allow the vacancy to remain open until a suitable candidate is located, or reduce the number of directors.

Information as of December 31, 2008 about each of the nominees is set forth below. Their ownership of Colony Bankcorp stock is set forth in the table on page twelve.

Directors and Nominees

Terry L. Coleman. Mr. Coleman, age 65, is the Owner of Huddle House in Eastman, Georgia. He serves as Deputy Commissioner of Georgia Department of Agriculture and formerly served as a member of the State of Georgia House of Representatives and Speaker of the House of Representatives. Mr. Coleman serves as a Director of Colony Bank. Mr. Coleman has been a Director of Colony Bankcorp since May 1990.

L. Morris Downing, Jr. Mr. Downing, age 66, is President of Lowell Packing Company. He also serves as a Director of Colony Bank. Mr. Downing has been a Director of Colony Bankcorp since July 1994 and has served as Chairman of the Board since May 2002.

Terry L. Hester. Mr. Hester, age 54, has been Executive Vice President and Chief Financial Officer of Colony Bankcorp since June 1994 and Secretary of Colony Bankcorp since May 2003. He also served as Acting President and Chief Executive Officer from June 1993 to June 1994 and has served as Treasurer since 1982. He also serves as a Director of Colony Bank and Colony Mortgage Corp. Mr. Hester has been a Director of Colony Bankcorp since March 1990.

Edward J. Harrell. Mr. Harrell, age 64, is a Partner of the Macon law firm, Martin Snow, LLP. He also serves as a Director of Colony Bank. Mr. Harrell has been a Director of Colony Bankcorp since December 2002 and has served as Vice Chairman of the Board since May 2008.

Mark H. Massee. Mr. Massee, age 55, is President of Massee Builders, Inc. He also serves as a Director of Colony Bank. Mr. Massee has been a Director of Colony Bankcorp since February 2007.

James D. Minix. Mr. Minix, age 67, served as Chief Executive Officer of the Company from December 2004 until his retirement in January 2006 and served as President and Chief Executive Officer of the Company from June 1994 to December 2004. Mr. Minix served as President and Chief Executive Officer of Colony Bank of Fitzgerald from January 1993 to June 1994. He also served as President and Chief Executive Officer of Colony Bank Ashburn from February 1990 to December 1992. Mr. Minix has been a Director of Colony Bankcorp since March 1994 and served as Vice Chairman of the Board from May 2006 to May 2008.

Charles E. Myler. Mr. Myler, age 66, is retired from the FDIC where he served for twenty years as a supervisor of the Albany FDIC office and worked another sixteen years as an FDIC field examiner. Mr. Myler serves as a Director of Colony Bank. Mr. Myler has been a Director of Colony Bankcorp since October 2004.

W. B. Roberts, Jr. Mr. Roberts, age 67, is a Farmer and a Businessman. He also serves as a Director of Colony Bank. Mr. Roberts has been a Director of Colony Bankcorp since March 1990.

Al D. Ross. Mr. Ross, age 45, has served as President and Chief Executive Officer of the Company since January 2006, served as President and Chief Operating Officer of the Company from December 2004 to January 2006, served as Executive Vice President of the Company from January 2003 to December 2004 and served as Senior Vice President of the Company from May 2002 to January 2003. He also served as President and Chief Executive Officer of Colony Bank Southeast from May 2001 to January 2006. Mr. Ross serves as a Director of Colony Bank and Chairman of Colony Mortgage Corp. Mr. Ross has been a Director of Colony Bankcorp since January 2005.

Jonathan W.R. Ross. Mr. Ross, age 45, is President of Ross Construction Company. He also serves as a Director of Colony Bank. Mr. Ross has been a Director of Colony Bankcorp since May 2007.

B. Gene Waldron. Mr. Waldron, age 49, is President of Tri-County Gin, Inc., President of Deep South Peanut, Inc., President of Waldron Enterprises, Inc. and Vice President of Waldron Farm Service, Inc. He also serves as a Director of Colony Bank. Mr. Waldron has been a Director of Colony Bankcorp since April 2002.

Each director serves until the Annual Meeting following his election or until such later time as his successor is elected and qualifies or there is a decrease in the number of directors.

Executive Officers

Al D. Ross, Terry L. Hester, Walter P. Patten, Larry E. Stevenson, Henry F. Brown, Jr. and G. Edward Smith III were the named executive officers of Colony Bankcorp, Inc. during 2008. Messrs. Ross and Hester were previously reported on as nominees for election as directors.

Messrs. Patten and Smith serve as City President and Regional Executive Officer, respectively, while Mr. Brown serves as Senior Credit Administrator and Regional Credit Officer, and Mr. Stevenson serves as Regional Credit Officer. Messrs. Patten, Smith, Brown and Stevenson were employees during 2008. Pursuant to Securities and Exchange Commission executive compensation disclosure requirements, Messrs. Ross, Hester, Brown, Patten and Stevenson are included in the Company’s 2008 Summary Compensation Table.

Executive officers do not hold office for a fixed term but maybe removed by the Board of Directors with or without cause. The Company does not have any employment or change-in-control agreements with any of the named executive officers.

Governance of the Company

Our Board of Directors believes that the purpose of corporate governance is to ensure that shareholder value is maximized in a manner consistent with legal requirements and the highest standards of integrity. Colony Bankcorp, through its Board of Directors and management, has long sought to meet the highest standards of corporate governance. The Board has adopted and adheres to corporate governance guidelines which the Board and senior management believe promotes this purpose, are sound and represent best practices. We continually review these governance practices, Georgia law (the state in which we are incorporated), the rules and listing standards of the NASDAQ Stock Market, and the Securities and Exchange Commission (“SEC”) regulations, as well as best practices suggested by recognized governance authorities.

Currently, our Board of Directors has eleven members, nine of whom meet the NASDAQ standard for independence. Only independent directors serve on our Audit Committee, Governance Committee, Compensation Committee and Nomination Committee.

In May 2008, the Board of Directors reappointed L. Morris Dowing, Jr. as Chairman, a position Mr. Downing has held since May 2002. In this capacity, Mr. Downing has frequent contact with Mr. Ross and other members of management on a broad range of matters and has additional corporate governance responsibilities for the Board. The Board of Directors has determined that Mr. Downing meets the rules of NASDAQ standard for independence.

In assessing potential directors for our Board, we look for candidates who possess a wide range of experience, skills, areas of expertise, knowledge and business judgement. A director candidate should also have demonstrated superior performance or accomplishments in his or her professional undertakings.

Our Board of Directors conducts regular meetings, generally on a monthly basis, and also conducts some of its business through the six committees described below. Our Board of Directors met thirteen times during the year and each director attended at least 75% of the meetings of the full Board and of the committee or committees on which he serves.

Committees of the Board of Directors

The Executive Committee is appointed by the Chairman of the Board of Directors of the Company, subject to election by the full Board. The purpose of the Executive Committee is to conduct necessary business and make decisions on behalf of the full Board between regular Board meetings. Mr. Harrell, Mr. Minix, Mr. Coleman, Mr. Downing and Mr. A. Ross were members of this committee during the year. The committee met seven times during the year.

The Compensation Committee is appointed by the Chairman of the Board of Directors of the Company, subject to election by the full Board. The purpose of the Compensation Committee is to ensure that the Chief Executive Officer, other executive officers and key management of the Company are compensated effectively in a manner consistent with the compensation strategy of the Company, internal equity considerations, competitive practice, and any requirements of appropriate regulatory bodies, to establish guidelines and oversee the administration of executive compensation plans and arrangements as well as certain employee benefit plans and to recommend any changes to the Director's compensation package. Mr. Downing, Mr. Harrell, Mr. Coleman, and Mr. Waldron were members of this committee during the year. As of December 31, 2008, the members of the Compensation Committe met the independence requirements of the Company's Corporate Governance Guidelines and the rules of NASDAQ. The committee met two times during the year. The Compensation Committee operates under the Corporate Governance Charter which was provided in the 2008 Proxy Statement as Exhibit B. The Charter was not amended in 2008.

The Governance Committee is appointed by the Chairman of the Board of Directors of the Company, subject to election by the full Board. The purpose of the Governance Committee is to take a leadership role in shaping the corporate governance of the Company, to develop and recommend to the Board a set of corporate governance guidelines and to address committee structure and operations. Mr. Harrell, Mr. Coleman and Mr. Downing were members of this committee during the year. As of December 31, 2008 the members of the Governance Committee met the independence requirements of the Company's Corporate Governance Guidelines and the rules of NASDAQ. The committee met one time during the year. The Corporate Governance Charter was provided in the 2008 Proxy Statement as Exhibit B.

The Asset-Liability Management Committee is appointed by the Chairman of the Board of Directors of the Company, subject to election by the full Board. The purpose of the Asset-Liability Management Committee is to monitor all aspects of the Company's Asset/Liability Management functions as set forth in Colony Bankcorp, Inc. Asset/Liability Management Policy. Mr. Hester, Mr. Downing, Mr. Roberts and Mr. Myler were members of this committee during the year. The committee met four times during the year.

The Nomination Committee is appointed by the Chairman of the Board of Directors of the Company, subject to election by the full Board. The purpose of the Nomination Committee is to make recommendations to the Board on qualifications and selection criteria for Board members and review the qualifications of potential candidates for the Board and to make recommendations to the Board on nominees to be elected at the Annual Meeting of Stockholders. Colony Bankcorp, Inc. has a standing Nomination Committee composed of the following members: Directors Harrell, Coleman and Downing. Each of the members of the Committee were deemed independent as defined in the listing standards of NASDAQ. The Committee operates under the Corporate Governance Charter which was provided in the 2008 Proxy Statement as Exhibit B. The Charter was not amended in 2008. The Charter is not currently available on the Company's website. The Committee does not currently have a policy or process for identifying and evaluating nominees. However, in addition to meeting the qualification requirements set forth by the Georgia Department of Banking & Finance, a possible director-candidate must also meet the following criteria to be considered by the Nominating Committee: independence; highest personal and professional ethics and integrity; willing to devote sufficient time to fulfilling duties as a Director; impact on the diversity of the Board's over all experience in business, government, education, technology and other areas relevant to the Company's business; impact on the diversity of the Board's composition in terms of age, skills, ethnicity and other factors relevant to the Company's business; and number of other public company boards on which the candidate may serve (generally, should not be more than three public company boards in addition to the Company). The Committee does not currently have a policy with regard to the consideration of any director candidates recommended by shareholders. The Board of Directors has determined such a policy has been unnecessary in the past and will charge the Nomination Committee to evaluate the appropriateness of developing such a policy in the coming year. The committee met one time during the year.

The Audit Committee is appointed by the Chairman of the Board of Directors of the Company, subject to election by the full Board. The purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities for the Company's accounting and financial reporting processes and audits of the financial statements of the Company by monitoring the integrity of the Company's financial statements, the independence and qualifications of its external auditor, the Company's system of internal controls, the performance of the Company's internal audit process and external auditor and the Company's compliance with laws, regulations and the Directors and Senior Financial Officers Code of Ethical Conduct and the Code of Conduct. Mr. Waldron, Mr. Massee, Mr. Downing, Mr. Myler and Mr. J. Ross were members of this committee during the year. As of December 31, 2008, the members of the Audit Committee met the independence requirements of the Company's Corporate Governance Guidelines and the Rules of NASDAQ. The committee met eleven times during the year.

Audit Committee Charter

The Board of Directors has adopted a written charter for the Audit Committee, a copy of which was provided in the 2008 Proxy Statement as Exhibit A. The Board of Directors reviews and approves changes to the Audit Committee charter annually. The Charter was not amended in 2008.

Independence of Audit Committee Members

The Company's Audit Committee is comprised of Mark H. Massee, Charles E. Myler, L. Morris Downing, Jr., B.Gene Waldron and Jonathan W.R. Ross. Each of these members meets the requirements for independence as defined by the applicable listing standards of NASDAQ and SEC regulations applicable to listed companies. In addition, the Board of Directors has determined that at least one member of the Audit Committee meets the rules of NASDAQ standard of having accounting or related financial management expertise. Mr. Myler was elected the financially sophisticated individual on the Audit Committee in lieu of naming a "financial expert.” In addition, Mr. Downing was elected Chairman of the Audit Committee.

The Audit Committee does not include a financial expert as defined by the Sarbanes Oxley Act of 2002 and the Company has not named a financial expert because the Board of Directors has determined the financial acumen of each member of the Audit Committee to be very strong and capable of satisfactorily discharging their duties and responsibilities to the Board of Directors and the shareholders.

Audit Committee Report

The Audit Committee reports as follows with respect to the audit of the Company's 2008 audited consolidated financial statements.

•	The Committee has reviewed and discussed the Company's 2008 audited consolidated financial statements with the Company's management;

•
The Committee has discussed with the independent auditors, McNair, McLemore, Middlebrooks, & Co., LLP, the matters required to be discussed by SAS 61, which include, among other items, matters related to the conduct of the audit of the Company's consolidated financial statements;

•
The Committee has received written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Committee concerning independence and discussed with the auditors the auditors’ independence from the Company and its management; and

•
Based on review and discussions of the Company's 2008 audited consolidated financial statements with management and discussions with the independent auditors, the Audit Committee recommended to the Board of Directors that the Company's 2008 audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

March 23, 2009	AUDIT COMMITTEE:

B. Gene Waldron
	L. Morris Downing, Jr.	Jonathan W.R. Ross
	Charles E. Myler	Mark H. Massee

Stock Ownership Security Ownership of Certain Beneficial Owners

As of March 1, 2009, the Company’s records and other information from outside sources indicated the following were beneficial owners of more than five percent of the outstanding shares of the Company’s common stock:

Name and Address	Shares Beneficially Owned	Percent of Class
Robert Sidney Ross (1) P. O. Box 666 Ocilla, Georgia 31774	814,426	11.26%

Polaris Capital Management, Inc 125 Summer Street, Suite 1470 Boston, Massachusetts 02110	450,387	6.23%

(1) Includes 678,762 shares held by Robert Sidney Ross; 99,771 shares held by Ross of Georgia, Inc.; 35,396 shares held by family trusts and 497 shares held by spouse. Mr. Ross disclaims beneficial ownership of those shares held by family trusts and held by spouse.

Directors and Executive Officers

The following table sets forth information as of March 1, 2009 regarding the ownership of Colony Bankcorp stock by each Colony Bankcorp director (including nominees for director) and by the named executive officers of Colony Bankcorp and its subsidiaries, and by all directors and executive officers as a group.

Name	Shares Beneficially Owned (1)	Percent of Class

Terry L. Coleman Director	176,398	2.44%
L. Morris Downing, Jr Director	225,214	3.11%
Edward J. Harrell Director	28,249	0.39%
Terry L. Hester Director; Executive Officer	135,184	1.87%
Mark H. Massee Director	49,514	0.68%
James D. Minix Director	124,505	1.72%
Charles E. Myler Director	5,355	0.07%
W.B. Roberts, Jr Director	28,528	0.39%
Al D. Ross Director; Executive Officer	35,192	0.49%
Jonathan W.R. Ross Director	38,145	0.53%
B. Gene Waldron Director	98,534	1.36%
Henry F. Brown, Jr. Executive Officer	8,597	0.12%
Walter P. Patten Executive Officer	44,756	0.62%
G. Edward Smith III Executive Officer	4,236	0.06%
Larry E. Stevenson Executive Officer	21,289	0.29%
All directors and executive officers as a group (15 persons)	1,023,696	14.16%

(1)
Includes shares owned by spouses and minor children of officers and directors, as well as shares owned by trusts or businesses in which officers and directors have a significant interest. The information contained herein shall not be construed as an admission that any such person is, for purposes of Section 13(d) or Section 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities not held of record by that person or entity.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee (for purposes of this analysis, the “Committee”), composed entirely of independent Directors, is responsible to our Board, and indirectly to our shareholders, for monitoring and implementing our executive compensation program. The Committee reviews and recommends executive compensation levels, stock awards and non-equity incentives for executive officers. The Committee ensures that the total compensation paid to an executive officer is fair, reasonable and competitive.

Throughout this executive compensation discussion and analysis, the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during fiscal year 2008, as well as the other individuals included in the Summary Compensation Table on page 25, are referred to as the “named executive officers.”

Compensation Philosophy and Objectives

The Committee believes that our executive compensation program should be designed and administered to provide a competitive compensation program that will enable us to attract, motivate, reward and retain executives who have the skills, education, experience and capabilities required to discharge their duties in a competent, efficient and professional manner. The Committee believes that the most effective compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company, and which aligns executives’ interests with those of the shareholder by rewarding performance above established goals, with the ultimate objective of improving shareholder value. To that end, the Committee believes executive compensation packages provided by the Company to its executives should include both cash and stock-based compensation that reward performance as measured against established goals.

Role of Executive Officers in Compensation Decisions

The Committee makes all compensation decisions for the Chief Executive Officer, the Chief Financial Officer and all named executive officers and approves recommendations regarding equity awards to all elected officers of the Company. Decisions regarding the non-equity incentive plan compensation of other executive officers are reviewed and approved by the Committee and Chief Executive Officer.

The Committee and the Chief Executive Officer annually review the performance of the named executive officers (other than the Chief Executive Officer whose performance is reviewed by the Committee). The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee. The Committee can exercise its discretion in modifying any recommended adjustments or awards to executives.

Setting Executive Compensation

Based on the foregoing objectives, the Committee has structured the Company’s annual and long-term incentive executive compensation to motivate executives to achieve business goals set by the Company and reward the executives for achieving such goals.

The Committee’s policy is to determine the compensation components of executive compensation principally upon the basis of corporate performance, although the elements of corporate performance may vary from year to year. Among the performance factors which the Committee considers are corporate profitability, asset quality, growth and corporate performance relative to industry standards such as problem asset levels, past due loan levels, loan production, net interest rate margin and net overhead. The Committee does not use a formula to calculate the relative weight of these performance factors in establishing base salary, but does give significant subjective weight to the overall value of Colony Bankcorp from year to year.

The Committee takes into account how the overall level of Colony Bankcorp’s executive compensation compares to similar-sized bank holding companies in the Southeastern United States. It was determined that the salary, non-equity incentive plans and stock awards of executive compensation was generally within competitive market limits of similar-sized bank holding companies. All other employment benefits of the named executive officers were found to be generally within competitive limits.

The Committee also considers the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (Section 162(m)). Section 162 (m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and the other named executive officers, other than compensation that is performance-based under a plan that is approved by the shareholders of the corporation and that meets certain other technical requirements. Based on these requirements, the Committee has determined that Section 162(m) will not prevent the Company from receiving a tax deduction for any of the compensation paid to executive officers.

2008 Executive Compensation Components

For the fiscal year ended December 31, 2008, the principal components of compensation for named executive officers were:

•	base salary;
•	performance-based cash incentive compensation;
•	long-term equity stock award;
•	profit sharing benefits; and
•	perquisites and other personal benefits.

Base Salary

The Company provides named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. Base salary ranges for named executive officers are determined for each executive based on his position and responsibility.

During its review of base salaries for executives, the Committee primarily considers:

•	market data provided by industry publications and surveys with particular emphasis on peer company’s proxy statement compensation disclosures;
•	internal review of the executive’s compensation, both individually and relative to other executive officers; and
•	individual performance of the executive.

The Committee considers peer company’s proxy statement compensation disclosures to determine competiveness in executive compensation. Those peer companies include Ameris Bancorp (ABCB), PAB Bankshares (PABK), Southwest Georgia Financial Corporation (SGB), SecurityBank Corporation (SBKC) and Savannah Bancorp (SAVB). The Committee determined that the Company’s compensation is competitive with the peer companies.

Additionally, the Committee bases their decision on a review of the executive’s compensation -both individually and relative to other executive officers along with the individual performance of the executive. Factored into their decision is the overall performance of the Company in meeting objectives of balance sheet growth, return on equity and credit quality. The Committee determined that the executive officers were instrumental in carrying out Company iniatives and was factored into the base salary considerations by the Committee for 2008.

Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility.

Performance-Based Cash Incentive Compensation

The Company provides a performance-based cash incentive plan (“PBCIP”) for named executive officers and other employees that is tied to a weighting factor, of which 50 percent of the cash award is based on the Company’s return on equity for the Chief Executive Officer and the Chief Financial Officer and 20 percent of the cash award is based on the Company’s return on equity for the named executive officers, along with other weighting factors of loan growth, problem asset reduction, net interest margin, net overhead, past due loan levels and charge-off loan levels with the reward potential within a range of 10 percent to 50 percent of base salary. The Committee can exercise its discretion to adjust the reward based on special circumstances or events occurring during the fiscal year in question.

In December of each year, the Committee sets the potential minimum, target and maximum levels for each component of the PBCIP for the next fiscal year. Payment of awards under the cash incentive plan are based upon the achievement of such objectives for the current year. The potential target levels established are tied to meeting balance sheet growth objectives, net income and return on equity objectives and credit quality objectives and weigh heavily in the Committee’s decision for payouts with the performance-based cash incentive plan. In 2007 the Company had earnings of $8.5 million or $1.19 per share compared to $10.2 million or $1.41 per share in 2006, while assets were $1.2 billion at year end 2007 or a decrease of 0.4 percent over the prior year. Actual performance for 2007 weighed heavily in the Committee’s decision for payouts with the performance-based cash incentive plan. In general, the performance levels were between minimum and target, but the Committee factored in actual net income decline, balance sheet flatness and credit quality iniatives to make their decision in final bonus award payouts.

Each of the named executive officers for the fiscal year ended December 31, 2007 received the following payments in January 2008 under the PBCIP for fiscal 2007 performance.

Name	2007 PBCIP BonusAward

Al D. Ross	$38,000
Terry L. Hester	25,000
Walter P. Patten	30,000
Larry E. Stevenson	25,000
Henry F. Brown, Jr.	8,000

Awards made to named executive officers under the PBCIP for performance in 2008 are reflected in column (g) of the Summary Compensation Table on page 25.

Long-Term Equity Stock Award

In 2004, the Board of Directors adopted and the shareholders approved the Colony Bankcorp, Inc. 2004 Restricted Stock Grant Plan. The plan enables our Board of Directors, or a committee thereof, to grant up to 143,500 shares of Colony Bankcorp, Inc. common stock to key officers and employees of Colony Bankcorp, Inc. and our subsidiaries. The purpose of this plan is to attract, retain and develop strong management as the Company continues to expand, and to induce key individuals who render services that contribute materially to our success to remain with us for the long-term. Shares granted vest over a three year period. During the three year vesting period and under conditions set forth in Colony Bankcorp Inc.’s 2004 Stock Grant Plan, the shares are subject to forfeiture. In the event of a change in control of the Company, as defined in the Plan, all unvested stock grants immediately become fully vested.

The Stock Grant Plan assists the Company to:

•	enhance the link between the creation of stockholder value and long-term executive incentive compensation;

•	provide an opportunity for increased equity ownership by executives; and

•	maintain competitive levels of total compensation

The Committee recommended for the Board of Directors’s approval stock grant awards to be awarded for fiscal year 2008. Factors considered by the Committee in awarding stock grants were based on the overall performance of the Company and the executive officer’s contribution in carrying out and meeting Company iniatives. The primary focus of the Committee is to retain key individuals and to increase equity ownership by executives with the stock grant awards.

Each of the named executive officers for the fiscal year ended December 31, 2008 received the following stock grant awards in January 2008:

Name	# of Shares	Stock Award Value
Al D. Ross	2,500	$38,000
Terry L. Hester	--	--
Walter P. Patten	750	11,400
Larry E. Stevenson	750	11,400
Henry F. Brown, Jr.	500	7,600

The 2008 number of shares of stock awarded for named executive officers is included in column (i) of the 2008 Grants of Plan-Based Awards Table on page 27, while the stock award value for named executive officers is included in column (e) of the 2008 Summary Compensation Table on page 25.

Colony Bankcorp, Inc. 401(k) Plan

The Company has adopted a 401(k) Plan which provides for the Board of Directors to make a discretionary contribution to the 401(k) Plan out of profits in an amount not to exceed 10 percent of the total annual eligible compensation of the employees eligible to participate in the plan. Employees are eligible for a Company contribution after completion of one year of service. The contribution by the Company is allocated among the participants based on participant’s total eligible compensation. The employee’s interest vests over a period of six years.

The Committee recommended for the Board of Director’s approval that the level of funding for fiscal year 2008 be set at 2.15 percent of eligible compensation. The Committee based their recommendation to reduce the level of funding from 5.25 percent in 2007 to 2.15 percent in 2008 on the decrease in net income from $8.5 million in 2007 to $2.0 million in 2008.

Each of the named executive officers for fiscal year ended December 31, 2008 received the following 401(k) Plan contribution:

Name	Amount
Al D. Ross	$4,945
Terry L. Hester	4,360
Walter P. Patten	4,647
Larry E. Stevenson	3,997
Henry F. Brown, Jr.	2,173

Contributions credited to named executive officers’ 401(k) accounts for fiscal year ended December 31, 2008 are included in column (i) of the 2008 Summary Compensation Table on page 25. These contributions will be credited to the 401(k) accounts in March, 2009.

Perquisites and Other Personal Benefits

The Company provides named executive officers with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

The named executive officers are provided use of company automobiles, membership in country clubs, term life insurance coverage and director fees as part of their perquisites and other benefits. Detailed below is an analysis of 2008 perquisites and other benefits for fiscal year ended December 31, 2008.

Name	Company Vehicle		Term Life Insurance		Country Club Membership	Director Fees
Al D. Ross	$2,883	(1)	$252	(2)	$1,428	$33,450
Terry L. Hester	1,106	(1)	580	(2)	690	15,600
Walter P. Patten	2,924	(1)	1,084	(2)	1,560	13,050
Larry E. Stevenson	1,585	(1)	1,006	(2)	620	6,450
Henry F. Brown, Jr.	--		54	(2)	--	--

(1)	This represents dollar value as calculated in accordance with IRS guidelines on personal use of company automobile provided to named executive officers.

(2)	This represents dollar value as calculated in accordance with IRS guidelines on term life insurance provided to named executive officers.

Perquisites and other personal benefits for fiscal year ended December 31, 2008 are included in column (i) of the 2008 Summary Compensation Table on page 25.

The Committee takes into consideration the overall compensation package in making their decisions regarding the various elements of the package. The Committee views the most significant elements of the compensation package to be base salary, performance-based cash incentive payout, stock grant awards and the profit sharing contribution. Perquisites and other personal benefits are common place for executives in the banking industry and compare favorably to other peer companies. The Committee determined that the Company’s executive compensation is competitive with the peer companies.

Effect of U.S. Treasury Department Capital Purchase Program

On December 4, 2008, Colony Bankcorp, Inc. received preliminary approval for participation in the U.S. Treasury Capital Program (“CPP”), and on January 9, 2009 Colony consummated the sale of $28,000,000 in preferred stock and related warrants to the U.S. Treasury Department (“Treasury”). Participation in CPP requires certain compensation standards that apply to the chief executive officer, chief financial officer, plus the next three most highly compensated executive officers. These standards include:

•	ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the financial institution;

•	requiring claw back of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains, or other criteria that are later proven to be materially inaccruate;

•	prohibiting the financial institution from making any golden parachute payment (based on the Internal Code provision) to a senior executive; and

•	agreeing not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive.

The Committee reviewed these standards and assessed being compliant with the CPP standards set forth. No modifications were immediately necessary to the compensation programs other than requiring each Named Executive Officer (“NEO”) to sign a waiver to incorporate the required claw back provisions.

Effect of Treasury Department Guidelines Announced February 4, 2009

On February 4, 2009, the Treasury announced executive compensation guidelines (the “Treasury Guidelines”). The Treasury Guide lines contain expansive new restriction son executive compensation for financial institutions and other companies participating in the CPP. The Treasury Guidelines generally continue the existing restrictions under EESA and add substantially to them in several areas. Among other things, the Treasury Guidelines contemplate an absolute $500,000 annual compensation limit for senior executives. The Treasury Guidelines do not define which executives would be subject to this limit, but do clarify that such limit would not apply to CPP participants unless they further participated in an exceptional assistance program or further participated in a generally available capital access program.

However, the Treasury Guidelines are general in nature and appear to contemplate new rule making by Treasury before they become effective. Further, many, but not all of the elements of the Treasury Guidelines were incorporated into ARRA, discussed below.

Effect of the America Reinvestment and Recovery Act of 2009

On February 17, 2009, President Obama signed into law the America Reinvestment and Recovery Act of 2009 (“ARRA”). ARRA contains expansive new restrictions on executive compensation for financial institutions and other companies participating in the CPP. These restrictions apply to us. ARRA amends the executive compensation and corporate governance provisions of EESA. In doing so it continues all the same compensation and governance restrictions and adds substantially to the restrictions in several areas. ARRA implements many, but not all, of the restrictions in the Treasury Guidelines and in several instances goes beyond these.

Some key features of the new executive compensation restrictions in ARRA are described below.

ARRA prohibits bonus and similar payments to top employees. ARRA prohibits the payment of any “bonus, retention award, or incentive compensation” to our 5 NEOs for as long as any CPP-related obligations are outstanding. The prohibition does not apply to bonuses payable pursuant to “employment agreements” in effect prior to February 11, 2009. ARRA does not explain how to identify the most highly-compensated employees and does not define “incentive compensation.” The Treasury Guidelines do not contain a similar limit on bonuses. Instead, the Treasury Guidelines impose a $500,000 annual compensation cap for a company’s senior executive officers, but allow the cap to be waived for all companies other than those receiving “exceptional” assistance. We do not have any NEOs for whom this cap would be applicable.

Limited amount of restricted stock excluded from bonus prohibition. “Long term” restricted stock is excluded from ARRA’s bonus prohibition, but only to the extent the value of the stock does not exceed one-third of the total amount of annual compensation of the employee receiving the stock, the stock does not “fully vest” until after all CPP-related obligations have been satisfied, and any other conditions which the Treasury may specify have been met. The Treasury Guidelines also exempt an unlimited amount of restricted stock from the $500,000 annual compensation cap described above. Neither ARRA nor the Treasury Guidelines explain how to value various items, such as equity compensation, indirect compensation such as benefits and taxes, when assessing this limit.

Shareholder “say-on-pay” vote required. ARRA requires every company receiving CPP assistance to permit a non-binding shareholder vote to approve the compensation of executives as disclosed in the company’s proxy statement. The Treasury Guidelines contain a similar requirement but only for companies receiving “exceptional” assistance.

Stricter restrictions on “golden parachute” payments. EESA generally limited “ golden parachute” payments to senior executives to 2.99 times the executives’ base compensation. ARRA prohibits any payment to a senior executive officer or any of the next five most highly-compensated employees upon termination of employment for any reason for as long as any CPP-related obligations remain outstanding. For all companies other than companies receiving “exceptional” assistance, the Treasury Guidelines limit golden parachute payments to 1 time base compensation and only apply the limit to the senior executive officers.

Broader bonus clawback requirements. EESA required CPP-participating companies to recover any bonus or other incentive payment paid to a senior executive officer on the basis of materially inaccurate financial or other performance criteria. ARRA extends this recovery requirement to the next 20 most highly compensated employees in addition to the senior executive officers. This extension is consistent with the Treasury Guidelines.

Prohibition on compensation plans that “encourage” earnings manipulation.ARRA prohibits CPP participants from implementing any compensation plan that would encourage manipulation of the reported earnings of the company in order to enhance the compensation of any of its employees. The Treasury guidelines do not contain a similar requirement.

Board compensation committee required. ARRA requires CPP participants to establish a board compensation committee and requires the committee to meet at least semi-annually to discuss and evaluate employee compensation plans in light of an assessment of any risk to the company posed by such plans. The Treasury guidelines do not contain a similar requirement.

New reporting and certification requirements. ARRA requires the CEO and CFO of any publicly-traded CPP-participating company to provide a written certification of compliance with the executive compensation restrictions in ARRA in the company’s annual filings with the SEC (presumably its annual report on Form 10-K or proxy statement). The Treasury Guidelines require reporting and certification as well but do not detail how the reporting and certification are to be accomplished.

Policy on luxury expenditures. ARRA requires each CPP-participating company to implement a company-wide policy regarding exessive or luxury expenditures, including excessive expenditures on entertainment or events, office and facility renovations, aviation or other transportation services. This is consistent with the Treasury Guidelines which contain a similar requirement.

Treasury review of prior payments. ARRA directs the Treasury to review bonuses, retention awards, and other compensation paid to the senior executive officers and the next 20 most highly-compensated employees of each company receiving CPP assistance before ARRA was enacted, and to “seek to negotiate” with the CPP recipient and affected employees for reimbursement if it finds any such payments were inconsistent with CPP or otherwise in conflict with the public interest.

In addition to the above requirements, ARRA adopts and continues two requirements from EESA essentially unchanged:

$500,000 annual deduction limit. Like EESA, ARRA prohibits CPP participants from decucting annual compensation paid to senior executive officers in excess of $500,000. The Treasury Guidelines, in contrast, contain the $500,000 annual compensation cap for senior executives described above (which may be waived by all companies other than those receiving “exceptional” assistance) but do not specifically address the deduction limit.

No excessive risks. Like EESA, ARRA requires the Treasury Department to implement limits on compensation that exclude incentives for senior executive officers of a CPP-participating company to take unnecessary and excessive risks that threaten the value of the company for as long as any CPP-related obligation remains outstanding. The Treasury Department implemented this directive under EESA by requiring periodic compensation committee review and certification of the risk characteristics of a company’s incentive compensation arrangements, and presumably these same review and certification requirements would apply going forward under ARRA. ARRA requires that the compensation committee perform such a review at least semi-annually.

ARRA requires both the Treasury Department and the Securities and Exchange Commission to issue rules to implement these new executive compensation restrictions.

The above restrictions imposed by ARRA implement many, but not all, of the restrictions of the Treasury Guidelines. The fact that Congress in enacting ARRA endorsed much (but not all) of the Treasury Guidelines brings into question whether the other restrictions in the Treasury Guidelines will be enacted. On the other hand, ARRA in many instances provides broad rule-making authority to both Treasury and the SEC, and any requirement of the Treasury Guidelines not enacted by Congress in ARRA might be implemented by Treasury or the SEC through their rule-making authority. As a result, until Treasury and the SEC publish their new rules, many aspects of the above restrictions will not be clear.

The Committee will consider these new limits on executive compensation and determine how they impact the Company’s executive compensation program.

COMPENSATION COMMITTEE REPORT

Pursuant to participation in the U.S. Treasury Capital Program (“CPP”), the Compensation Committee is required to annually review and assess for any “unnecessary and excessive” risk in the compensation programs for Executive Officers. The Compensation Committee has completed its assessment and has authorized the CEO to certify with CPP within prescribed time period that the compensation committee has complied with this standard and that compensation programs are compliant.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

L. Morris Downing, Jr., Chairman
Terry L. Coleman
Edward J. Harrell
B. Gene Waldron

Compensation Committee Interlocks and Insider Participation

No interlocks or insider participation exists within the Compensation Committee. The Compensation Committee is comprised solely of independent directors.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by cash of the named executive officers for the fiscal years ended December 31, 2008, 2007 and 2006. The Company has not entered into any employment contracts with any of the named executive officers.

Amounts listed under column (d),“Bonuses”, were determined by the Committee at its November 18, 2008 meeting and were paid out in November 2008.

2008 SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity IncentivePlan Compensation ($)(2)	Changein Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)

Al D. Ross	2008	$225,000	--	$38,000	--	--	--	$42,958	$305,958
President and Chief	2007	205,000	--	44,250	--	38,000	--	49,535	336,785
Executive Officer	2006	180,000	--	49,400	--	40,000	--	53,536	322,936
of the Company

Terry L. Hester	2008	$162,750		$--	--	$--	--	$22,336	$185,086
Executive Vice President	2007	155,000		14,160		25,000	--	28,709	222,869
and Chief Financial	2006	140,000		19,760		26,000	--	26,914	212,674
Officer of the Company

Walter P. Patten	2008	$165,000	$300	$11,400	--	$--	--	$23,265	$199,965
City President and	2007	160,000	--	13,275	--	30,000	--	23,369	226,644
Regional Executive Officer	2006	154,808	--	18,525	--	30,215	--	27,440	230,988

Larry E. Stevenson	2008	$145,000	$300	$11,400	--	$-	--	$13,658	$170,358
Regional Credit Officer	2007	140,000	--	13,275	--	25,000	--	20,833	199,108
	2006	132,500	--	18,525	--	25,000	--	27,619	203,644

Henry F. Brown, Jr.	2008	$88,906	$300	$7,600	--	$-	--	$54	$96,860
Senior Credit
Administrator and
Regional Credit Officer
(Named Executive Officer
May 2008)

(1)
The amounts in column (e) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with stock grant awards pursuant to Colony Bankcorp, Inc. 2004 Stock Grant Plan.

(2)	The amounts in column (g) reflect the cash awards to the named individuals under the PBCIP, which is discussed in further detail on page 16 under the heading “Performance-Based Cash Incentive Plan.”

(3)	The amount shown in column (i) reflects for each named officer:

•	401(k) contributions allocated by the Company to each of the named executive officers pursuant to Colony Bankcorp, Inc. 401(k) Plan (see page 18 for more fully described plan); and

•
the value attributable to life insurance benefits, personal use of Company-provided automobiles, country club membership and director fees (see page 19 for a more full description of benefits under the heading “Perquisites and Other Benefits”).

2008 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE Option Awards Stock Awards

	OptionAwards					StockAwards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Al D. Ross	-	-	-	-	-	7,000	$56,175	-	-
Terry L. Hester	-	-	-	-	-	1,600	12,840	-	-
Walter P. Patten	-	-	-	-	-	2250	18,056	-	-
Larry E. Stevenson	-	-	-	-	-	2,250	18,056	-	-
Henry F. Brown, Jr.	-	-	-	-	-	1,200	9,630	-	-

2008 OPTION EXERCISED AND STOCK VESTED TABLE

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Al D. Ross	-	-	1,250	$19,000
Terry L. Hester	-	-	875	13,300
Walter P. Patten	-	-	1,125	17,100
Larry E. Stevenson	-	-	875	13,300
Henry F. Brown, Jr.	-	-	250	3,800

(1)	Reflects shares received pursuant to the Colony Bankcorp, Inc. Stock Grant Plan for shares issued in January 2005 by each named executive officer in January 2008.

2008 GRANTS OF PLAN-BASED AWARDS TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Shares of Stock or Units	Exercise or Base Price of Option Awards	Closing Price on Grant Date
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)	Units (#)	Awards ($/Sh)	Date ($/Sh)

Al D. Ross	01/01/2008	-	-	-	-	-	-	2,500	-	-	$15.20
	NA	$28,125	$56,250	$112,500	-	-	-	-	-	-	NA

TerryL. Hester	01/01/2008	-	-	-	-	-	-	-	-	-	-
	N/A	18,309	36,619	73,238	-	-	-	-	-	-	N/A

Walter P. Patten	01/01/2008	-	-	-	-	-	-	750	-	-	15.20
	NA	18,563	37,125	74,250	-	-	-	-	-	-	N/A

Larry E. Stevenson	01/01/2008	-	-	-	-	-	-	750	-	-	15.20
	N/A	14,500	29,000	58,000	-	-	-	-	-	-	N/A

Henry F. Brown,Jr.	01/01/2008	-	-	-	-	-	-	500	-	-	15.20
	NA	10,500	21,000	42,000	-	-	-	-	-	-	NA

(1)
The amounts shown in column (c) reflect the potential payment level under the Company's Performance-Based Cash Incentive Plan which is 50 % of the target amount shown in column (d). The amount shown in column (e) is 200% of such target amount. These amounts are based on the individual's current salary and position.

(2)	The amounts shown in column (i) reflect the number of shares granted to each named executive officer pursuant to Colony Bankcorp, Inc. Stock Grant Plan.

DIRECTOR COMPENSATION

The Company uses cash incentive compensation to attract and retain qualified candidates to serve on the Board. In setting direct or compensation, the Company considers the significant amount of time that Directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the Board.

Cash Compensation Paid to Board Members

For fiscal year ended December 31, 2008, members of the Board (except the Chairman) received $900 for each monthly board meeting attended ($800 each month not in attendance) and $200 monthly for each committee that the director serves. The Chairman received $1,400 and the Vice Chairman received $950 for each monthly board meeting attended in addition to the monthly committee fees; Directors Emeritus of the Company receive $300 for each board meeting attended. Directors who are employees of the Company receive monthly board fees for various local advisory Boards that they serve but do not receive any committee fees.

2008 GRANTS OF PLAN-BASED AWARDS TABLE

	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
Terry L. Coleman	$26,000	-	-	-	-	-	$26,000
L. Morris Downing, Jr.	34,550	-	-	-	-	-	34,550
Edward J. Harrell	21,450	-	-	-	-	-	21,450
James D. Minix	14,150	-	-	-	-	-	14,150
Charles E. Myler	23,800	-	-	-	-	-	23,800
Mark H. Massee	18,800	-	-	-	-	-	18,800
W.B. Roberts, Jr.	19,300	-	-	-	-	-	19,300
Jonathan W.R. Ross	18,400	-	-	-	-	-	18,400
B. Gene Waldron	23,250	-	-	-	-	-	23,250

Subsidiary Director Compensation

Directors of the Company also receive compensation for attending local advisory board meetings as follows:

Directors of Colony Bank receive $400 for each local advisory board meeting attended.

Colony Bank, wholly-owned subsidiary, has deferred compensation plans covering certain former directors and certain officers choosing to participate through individual deferred compensation contracts. In accordance with terms of the contracts, the Bank is committed to pay the directors deferred compensation over a specified number of years, beginning at age 65. In the event of a director’s death before age 65, payments are made to the director’s named beneficiary over a specified number of years, beginning on the first day of the month following the death of the director.

Liabilities accrued under the plans totaled $1,123,223 as of December 31, 2008. Benefit payments under the contracts were $211,816 in 2008. Provisions charged to operations totaled $178,542 while income recognized on plan assets was $160,187, thus a net loss for calendar year 2008 of $(18,355). No current directors of Colony Bankcorp, Inc. or Colony Bank participate in the deferred compensation plans.

Transactions with the Company

Loans. The Company's directors and officers from time to time have borrowed funds from the Company's subsidiary for various business and personal reasons. Such loans are made in strict compliance with state and Federal statutes and regulations of the Federal Deposit Insurance Corporation and the Georgia Department of Banking and Finance.

As of December 31, 2008, certain officers, executive officers, directors, and companies in which they are an executive officer or partner or in which they have a 10% or more beneficial interest, were indebted to the bank in the aggregate amount of $7,641,037. Such loans were (1) made in the ordinary course of business; (2) were made on substantially the same terms, including interest rates and collateral, as were prevailing at the time for comparable transactions with other persons; and (3) did not involve more than normal risk of collectibility or present other unfavorable features.

The Company and its subsidiaries utilized the services of Martin Snow, LLP during 2008. Mr. Edward J. Harrell is a director of the Company and a partner in that law firm.

Legal Proceedings

There are no "material" pending legal proceedings, other than ordinary routine litigation incidental to the business of the Company, to which the Company or its subsidiary is a party or of which any of their property is subject. Material proceedings are defined as claims for damages where the amount involved, exclusive of interest and cost, exceeds ten percent of the current assets of the Company and its subsidiary on a consolidated basis.

During the previous five years, no director, person nominated to become a director, or executive officer of the Company was the subject of a legal proceeding that is material to an evaluation of the ability or integrity of any such person.

Shareholder Communications with the Board of Directors

Our Board of Directors does not have an established written policy or process from security holders to send communications to the Board of Directors. However, it has been the practice of the Company to direct any such communications to the Chairman of the Board, who would, in his or her discretion, discuss the communications with the Board at a regular Board meeting. The Board has determined this policy and process to be satisfactory in allowing security holders to communicate directly with the Board of Directors.

The Company does not have a formal policy regarding director attendance at the Company's Annual Meeting. However, directors are encouraged to attend and all were in attendance at last year's Annual Meeting.

Markets for the Registrant's Common Stock and Related Stockholder Matters

Effective April 2, 1998, Colony Bankcorp, Inc. common stock is quoted on the NASDAQ National Market under the symbol "CBAN". Prior to this date, there was no public market for the common stock of the registrant.

The following table sets for the high, low and close sale prices per share of the common stock as reported on the NASDAQ National Market, and the dividends declared per share for the periods indicated.

Year Ended December 31, 2008	High	Low	Close	Dividend Per Share
Fourth Quarter	$10.95	$6.06	$8.02	$0.0975
Third Quarter	11.90	8.50	10.40	0.0975
Second Quarter	14.95	10.12	11.35	0.0975
First Quarter	15.94	11.19	12.70	0.0975

Year Ended December 31, 2007	High	Low	Close	Dividend Per Share
Fourth Quarter	$19.00	$14.55	$15.20	$0.095
Third Quarter	20.50	16.47	17.35	0.093
Second Quarter	21.85	18.88	19.48	0.090
First Quarter	20.76	17.55	20.76	0.088

The Registrant declared cash dividends on its common stock of $2,813,633, or $0.39 per share, and $2,629,381, or $0.365 per share, in 2008 and 2007, respectively. The par value of common stock is $1 per share.

As of December 31, 2008, the Company had approximately 1,952 shareholders of record.

Compliance with Section 16(a)of the 1934 Act

Section 16(a) of the Securities Exchange Act of 1934 and regulations of the SEC require our executive officers and directors and persons who beneficially own more than ten percent of any class of our equity securities, as well as certain affiliates of such persons to file initial reports of ownership of any equity securities of Colony Bankcorp and subsequent reports of changes in ownership of such securities with the SEC. Such persons also are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports that we have received and written representation from such reporting persons that no other reports were required, we believe that, during the fiscal year ended December 31, 2008, all Section 16(a) filing requirements applicable to our directors and executive officers were filed in a timely manner.

Independent Public Accountants

The firm of McNair, McLemore, Middlebrooks & Co., LLP, Macon, Georgia, has served as our independent accountants each year since 1995, and we consider them to be well qualified. Our Audit Committee has selected McNair, McLemore, Middlebrooks & Co., LLP, to serve as our independent accountants for the fiscal year ending December 31, 2008. Representatives of that firm will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will be available to answer your questions at that time.

During fiscal years 2007 and 2008, the Company retained its principal auditor, McNair, McLemore, Middlebrooks & Co., LLP, to provide services in the following categories and amounts:

	2007	2008

Audit Fees	$303,627	$324,844
Audit of Financial Statements
Reporting to Audit Committee
Review of Quarterly Financials
Attestation on Internal Controls
Assistance with SEC Filings
HUD audit for mortgage company

Audit-related Fees	$--	$--

Tax Fees	$38,405	$22,671
Preparation of federal and state consolidated returns
Amended returns, property tax return, local returns
Tax planning and advice

All other Fees	$7,968	$4,302
Miscellaneous professional services

Total	$350,000	$351,817

All non-audit services are pre-approved by the Audit Committee.

The Audit Committee has considered the provision of non-audit services by our principal accountants and has determined that the provision of such services were consistent with maintaining the independence of the Company's principal accountants.

Financial Information Systems Design and Implementation Fees. The Company did not retain its principal accountant to perform Financial Information Systems Design or Implementation services in fiscal year 2008.

Changes in and Disagreement with Accountants on Accounting and Financial Disclosure. There was no accounting or disclosure disagreement or reportable event with the current auditors that would have required the filing of a report on Form 8-K.

Proposal 2 -Approval of Advisory (non-binding) Vote On Executive Compensation

The American Recovery and Reinvestment Act of 2009 requires the Company to permit a non-binding advisory vote on the compensation of its Named Executive Officers, as described and presented in the “Executive Compensation” section of the 2009 Proxy Statement, including “Compensation Discussion and Analysis” and the accompanying tables and narrative disclosure, during the period in which any obligation arising from the Company’s participation in the CPP remains outstanding.

This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to endorse or not endorse our executive compensation program and policies through the following resolution:

“Resolved, that the holders of common stock of Colony Bankcorp, Inc. approve the compensation of the Company’s executives, as described in the “Executive Compensation” section of the 2009 Proxy Statement, including the “Compensation Discussion and Analysis” and the accompanying executive compensation tables and related discussions.”

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation.

The Board of Directors unanimously recommends a vote “FOR” this proposal.

Shareholder Proposals for Next Year's Meeting

Shareholder proposals that are intended to be presented at our 2010 Meeting of Shareholders must be received by us no later than November 27, 2009, in order to be included in our proxy statement and related proxy materials for that meeting. Any notice of a shareholder proposal not received by us on or before February 11, 2010 will not be considered timely and will not be submitted to the shareholders at the 2010 Annual Meeting. Any such proposal must comply with the rules and regulations of the Securities and Exchange Commission.

Other Matters Which May Come Before the Annual Meeting

Our Board of Directors knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of  Shareholders which may properly come be fore the Annua lMeeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in Colony Bankcorp's best interest.

Annual Reports

Upon receipt of a written request, we will furnish, without charge, any owner of common stock of the Company a copy of its annual report as filed with the Securities and Exchange Commission on Form 10-K (the "10-K") for the fiscal year ended December 31, 2008, including financial statements and the schedules thereto. Copies of exhibits to the 10-K are also available upon specific request and payment of a reasonable charge for reproduction. Such requests should be directed to the Secretary of the Company at the address indicated on the front of this proxy statement.

ExhibitA

COLONY BANKCORP, INC. & SUBSIDIARIES
SELECTED FINANCIAL DATA

The following financial information are tabular presentations of the financial condition and interest rate sensitivity of the Company.

	Year Ended December 31,
	(Dollars in Thousands, except per share data )
	2008	2007	2006	2005	2004
Selected Balance Sheet Data:
Total Assets	$1,252,782	$1,208,777	$1,213,504	$1,108,338	$997,591
Total Loans, Net of Unearned Interest and Fees	960,857	944,978	941,772	858,815	778,643
Total Deposits	1,006,991	1,018,602	1,042,446	944,365	850,329
Investment Securities	207,704	167,191	149,307	124,326	112,593
Federal Home Loan Bank Stock	6,272	5,533	5,087	5,034	4,479
Stockholders' Equity	83,215	83,743	76,611	68,128	61,763

Selected Income Statement Data:
Interest Income	75,297	90,159	83,280	63,634	51,930
Interest Expense	37,922	47,701	41,392	26,480	18,383

Net Interest Income	37,375	42,458	41,888	37,154	33,547
Provision for Loan Losses	12,938	5,931	3,987	3,444	3,469
Other Income	9,005	7,817	7,350	6,152	6,424
Other Expenses	30,856	31,579	29,882	26,076	24,271

Income Before Tax	2,586	12,765	15,369	13,786	12,231
Income Tax Expense	557	4,218	5,217	4,809	4,162

Net Income	$2,029	$8,547	$10,152	$8,977	$8,069

Weighted Average Shares Outstanding (1)	7,199	7,189	7,177	7,168	7,131
Shares Outstanding (1)	7,212	7,201	7,190	7,181	7,172
Intangible Assets	$2,779	$2,815	$2,851	$2,932	$3,047
Dividends Declared	2,814	2,629	2,337	2,058	1,808
Average Assets	1,204,846	1,204,165	1,160,718	1,034,777	938,283
Average Stockholders' Equity	84,372	80,595	71,993	65,146	59,037
Net Charge-offs	11,435	2,407	2,760	2,694	1,973
Reserve for Loan Losses	17,016	15,513	11,989	10,762	10,012
OREO	12,812	1,332	970	2,170	1,127
Nonperforming Loans	35,374	15,016	8,078	8,593	8,809
Nonperforming Assets	48,186	16,348	9,048	10,763	9,936
Average Earning Assets	1,144,927	1,141,652	1,097,716	979,966	887,331
Noninterest Bearing Deposits	77,497	86,112	77,336	78,778	68,169

COLONY BANKCORP, INC. &SUBSIDIARIES
SELECTED FINANCIAL DATA

	Year Ended December 31,
	(Dollars in Thousands, except per share data)
	2008	2007	2006	2005	2004
PER SHARE DATA:
Net Income Diluted (1)	$0.28	$1.19	$1.41	$1.25	$1.13
Book Value (1)	11.54	11.63	10.66	9.49	8.61
Tangible Book Value (1)	11.15	11.24	10.26	9.08	8.19
Dividends (1)	0.39	0.365	0.325	0.285	0.252

PROFIT ABILITY RATIOS:
Net Income to Average Assets	0.17%	0.71%	0.87%	0.87%	0.86%
Net Income to Average Stockholders'
Equity	2.40%	10.60%	14.10%	13.78%	13.67%
Net Interest Margin	3.30%	3.75%	3.84%	3.81%	3.81%

LOAN QUALITY RATIOS:
Net Charge-offs to Total Loans	1.19%	0.25%	0.29%	0.31%	0.25%
Reserve for Loan Losses to Total
Loans and OREO	1.75%	1.64%	1.27%	1.25%	1.28%
Nonperforming Assets to Total
Loans and OREO	4.95%	1.73%	0.96%	1.25%	1.27%
Reserve for Loan Losses to
Nonperforming Loans	48.10%	103.31%	148.42%	125.24%	113.66%
Reserve for Loan Losses to Total
Nonperforming Assets	35.31%	94.89%	132.50%	99.99%	100.76%

LIQUIDITY RATIOS:
Loans to Total Deposits	95.42%	92.77%	90.34%	90.94%	91.57%
Loans to Average Earning Assets	83.92%	82.77%	85.79%	87.64%	87.75%
Noninterest-Bearing Deposits to Total
Deposits	7.70%	8.45%	7.42%	8.34%	8.02%

CAPITAL ADEQUACY RATIOS:
Common Stockholders' Equity to
Total Assets	6.64%	6.93%	6.31%	6.15%	6.19%
Total Stockholder's Equity to Total
Assets	6.64%	6.93%	6.31%	6.15%	6.19%
Dividend Payout Ratio	139.29%	30.67%	23.05%	22.80%	22.30%

(1) All Per Share Data Adjusted to Reflect 5-for-4 Stock Split Effective May 15, 2005.

COLONY BANKCORP, INC. AND SUBSIDIARIES
QUARTERLY RESULTS OF OPERATIONS

	Three Months Ended
	Dec. 31	Sept 30	June 30	Mar. 31
2008	($ in thousands, except per share data)
Interest Income	$17,677	$18,428	$18,680	$20,512

Interest Expense	8,435	8,943	9,637	10,907

Net Interest Income	9,242	9,485	9,043	9,605

Provision for Loan Losses	4,426	3,370	4,071	1,071

Securities Gains (Losses)	--	11	614	570

Noninterest Income	1,820	1,769	2,420	1,801

Noninterest Expense	7,572	7,813	7,714	7,757

Income Before Income Taxes	(936)	82	292	3,148

Provision for Income Taxes	(266)	(112)	0	935

Net Income	$(670)	$194	$292	$2,213

Net Income per Common Share
Basic	$(0.09)	$0.03	$0.04	$0.31
Diluted	(0.09)	0.03	0.04	0.31

	Three Months Ended
	Dec. 31	Sept. 30	June 30	Mar. 31
2007	($ in thousands, except for per share data )
Interest Income	$22,336	$22,931	$22,636	$22,257

Interest Expense	11,946	12,138	11,811	11,806

Net Interest Income	10,390	10,793	10,825	10,451

Provision for Loan Losses	3,253	850	914	914

Securities Gains (Losses)	--	(2)	2	184

Noninterest Income	1,805	1,848	2,054	1,926

Noninterest Expense	7,950	7,756	7,965	7,909

Income Before Income Taxes	992	4,033	4,002	3,738

Provision for Income Taxes	240	1,414	1,300	1,264

Net Income	$752	$2,619	$2,702	$2,474

Net Income per Common Share

Basic	$0.11	$0.36	$0.38	$0.34
Diluted	0.11	0.36	0.38	0.34

Exhibit B

COLONY BANKCORP, INC. AND SUBSIDIARIES
INTEREST RATE SENSITIVITY

The following table is an analyis of the Company's interest rate-sensitivity position at December 31, 2008. The interest rate-sensitivity gap, which is the difference between interest-earning assets and interest-bearing liabilities by repricing period, is based upon maturity or first repricing opportunity, along with a cumulative interest rate-sensitivity gap. It is important to note that the table indicates a position at a specific point in time and may not be reflective of positions at other times during the year or in subsequent periods. Major changes in the gap position can be, and are, made promptly as market outlooks change.

	Assets and Liabilities Repricing With in
($ in thousands)	3 Months or Less	4 to 12 Months	1 Year	1 to 5 Years	Over 5 Years	Total
EARNING ASSETS:
Interest-bearing Deposits	$147	$--	$147	$--	$-	$147
Federal Funds Sold	31	--	31	--	--	31
Investment Securities	5,374	41,477	46,851	105,401	55,452	207,704
Loans, Net of Unearned Income	436,619	158,836	595,455	354,765	10,637	960,857
Other Interest-Earning Assets	6,272	--	6,272	--	--	6,272

Total Interest-Earning Assets	448,443	200,313	648,756	460,166	66,089	1,175,011

INTEREST-BEARING LIABILITIES:
Interest-Bearing Demand Deposits (1)	194,211	--	194,211	--	--	194,211
Savings (1)	33,349	--	33,349	--	--	33,349
Time Deposits	249,068	383,494	632,562	69,321	51	701,934
Other Borrowings (2)	22,000	--	22,000	42,000	27,000	91,000
Subordinated Debentures	24,229	--	24,229	--	--	24,229
Federal Funds Purchased	2,274	--	2,274	--	--	2,274
Securities Sold Under Agreement To Repurchase	20,000	--	20,000	20,000	--	40,000

Total Interest-Bearing Liabilities	545,131	383,494	928,625	131,321	27,051	1,086,997

Interest Rate-Sensitivity Gap	(96,688)	(183,181)	(279,869)	328,845	$39,038	88,014

Cumulative Interest Rate-Sensitivity Gap	$(96,688)	$(279,869)	$(279,869)	$48,976	$88,014

Interest Rate-Sensitivity Gap as a Percentage of Interest-Earning Assets	(8.23)%	(15.59)%	(23.82)%	27.99%	3.32%

Cumulative Interest Rate-Sensitivity as a Percentage of Interest-Earning Assets	(8.23)%	(23.82)%	(23.82)%	4.17%	7.49%

(1)	Interest-bearing Demand and Savings Accounts for repricing purposes are considered to reprice within 3 months or less.
(2)	Short-term borrowings for repricing purposes are considered to reprice within 3 months or less. 37

April 24, 2009

Dear Shareholder:

You are invited to attend our Annual Meeting of Shareholders to be held on May 26, 2009 in Fitzgerald, Georgia at the time and place shown in the attached notice.  As we do at the meeting every year, in addition to considering the matters described in the proxy statement, we will review our 2008 business results and other matters of interest to our shareholders.

We hope that you will attend the meeting in person, but even if you plan to do so, we encourage you to please vote your shares ahead of time by using the enclosed proxy card.  This will ensure that your Colony Bankcorp, Inc. stock will be represented at the meeting.  If you attend the meeting and prefer to vote in person, you may do so.  The attached proxy statement explains more about proxy voting.  Please read it carefully.

We look forward to your participation in the annual meeting process.

Sincerely,

Al D. Ross
President and
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
OF COLONY BANKCORP, INC.

DATE:	Tuesday, May 26, 2009

TIME:	2:00 p.m.

PLACE:	Colony Bankcorp, Inc.
Corporate Offices
115 South Grant Street
Fitzgerald, Georgia

MATTERS TO BE VOTED ON:

PROPOSAL I:	Election of eleven directors

PROPOSAL II:	Approval of advisory (non-binding) vote on executive compensation

Any other matter that may be properly brought before the meeting.

Only shareholders of record at the close of business on April 15, 2009 may vote at the meeting.

Your vote is important. Please complete, sign, date and return your proxy card promptly in the enclosed envelope.

By Order of the Board of Directors

Al D. Ross
President and
Chief Executive Officer

Fitzgerald, Georgia
April 24, 2009

COLONY BANKCORP, INC.
Post Office Box 989
115 South Grant Street
Fitzgerald, Georgia 31750

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 26, 2009

To the shareholders of Colony Bankcorp, Inc.:

Notice is hereby given that the annual meeting of shareholders (the "annual meeting") of Colony Bankcorp, Inc. (the "Company") will be held at Colony Bankcorp, Inc. Corporate Offices at 115 South Grant Street, Fitzgerald, Georgia on Tuesday, May 26, 2009 at 2:00 p.m., local time, for the following purposes:

(1)	To elect 11 directors for a term of one (1) year; and
(2)	To approve an advisory (non-binding) vote on executive compensation; and
(3)	To transact any other business that may properly come before the annual meeting or any other adjournment or postponement thereof.

The close of business on April 15, 2009 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. Only shareholders of record at the close of business on the record date are entitled to notice of, and to vote at, the annual meeting.

Shareholders may receive more than one proxy because of shares registered in different names or addresses. Each such proxy should be marked, dated, signed and returned. Please check to be certain of the manner in which your shares are registered - whether individually, as joint tenants, or in a representative capacity - and sign the related proxy accordingly.

A complete list of shareholders entitled to vote at the annual meeting will be available for examination by any shareholder, for any purpose germane to the annual meeting, during normal business hours, for a period of at least 10 days prior to the annual meeting at the Company's corporate offices located at the address set forth above.

You are cordially invited to attend the annual meeting. Whether or not you plan to do so, please mark, date and sign the enclosed proxy and mail it promptly in the enclosed postage-paid envelope. Returning your proxy does not deprive you of your right to attend the annual meeting and vote your shares in person.

More detailed information regarding the matters to be acted upon at the special meeting is contained in the proxy statement accompanying this notice.

By Order of the Board of Directors

Al D. Ross
President and
Chief Executive Officer

Fitzgerald, Georgia
April 24, 2009

COLONY BANKCORP, INC.
Post Office Box 989
115 South Grant Street
Fitzgerald, Georgia 31750

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS:

The undersigned hereby appoints L. Morris Downing, Jr. and Al D. Ross and each of them, with full power of substitution, to represent and vote as designated herein at the annual meeting of shareholders of Colony Bankcorp, Inc. to be held Tuesday, May 26, 2009 at 2:00 p.m., local time, at Colony Bankcorp, Inc. Corporate Offices at 115 South Grant Street, Fitzgerald, Georgia and at any adjournment or postponement thereof; with all the powers (other than the power to revoke the proxy or vote in a manner not authorized by the executed form of proxy) which the undersigned would have if personally present at such meeting, to act in their discretion upon any other matter or matters which may properly be brought before the meeting, and to appear and vote all the shares of common stock which the undersigned may be entitled to vote.

PROPOSAL I: To elect the eleven nominees listed below to serve as directors for the following year:

☐	FOR all nominees listed below (except as marked to the contrary below).	☐	WITHHOLD AUTHORITY to vote for all nominees listed below.

Terry L. Coleman	Charles E. Myler

L. Morris Downing, Jr.	W. B. Roberts, Jr.

Edward J. Harrell	Al D. Ross

Terry L. Hester	Jonathan W.R. Ross

Mark H. Massee	B. Gene Waldron

James D. Minix

INSTRUCTIONS:       To withhold authority to vote for any individual nominees, mark "FOR" above and write the names of such nominees for whom you wish to withhold authority in the space provided below:

UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED AS IF MARKED FOR ALL NOMINEES LISTED ABOVE.

The Board of Directors recommends a vote FOR  the election of the above nominees to the Board of Directors.

PROPOSAL II: Approval of the following advisory (non-binding) proposal:

Resolved, that the holders of common stock of Colony Bankcorp, Inc. approve the compensation of the Company’s executives as described in the “Executive Compensation” section of the 2009 Proxy Statement, including the “Compensation Discussion and Analysis” and the accompanying executive compensation tables and related discussion.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(Continued on Reverse Side)

If other matters properly come before the meeting, the persons named herein as proxy shall have the discretionary authority to vote with respect to such matters after considering the recommendations of management.

The undersigned hereby acknowledge receipt of the annual report of the Company for the fiscal year ended December 31, 2008 and the notice of annual meeting and proxy statement of the Company for the above-mentioned annual meeting of shareholders.

Please sign below, date and return promptly in the enclosed, self-addressed stamped envelope. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized person.

DATE: ___________________________, 2009

INDIVIDUALS:	ENTITIES:
(Please Print)

Name (Please Print)
By:

Signature	Signature

Name of Joint Tenant or Tenant-In-Common,	Position
if any (Please Print)

Signature of Joint Tenant or
Tenant-In-Common, if any